EXHIBIT 99.1

SP Bancorp, Inc. Reports Third Quarter 2011 Financial Results

PLANO, Texas, Nov. 7, 2011 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Federal Bank (the "Bank"), today announced financial results for the Company's third quarter ended September 30, 2011. Net income was $332,000, or 20 cents per share, for the third quarter of 2011.

"Our third quarter net income increased 34%, compared to the same period in 2010, which included an increase in net interest income, gain on sale of securities, and lower tax expense. This was partially offset by a higher provision for loan losses, as well as new expenses as a result of becoming a public company," said President and CEO Jeff Weaver. "Mortgage volume increased as a result of the continued low interest environment; however, refinancing activity has also impacted our portfolio balances. In addition, our mortgage warehouse group has benefitted from the increased mortgage activity. Our commercial loan portfolio has grown over $13 million or 50% since September of last year despite the challenging business environment and competitive pricing we are seeing in the market today," Weaver added.

"Although credit costs continue to impact our operating results, we are optimistic about the future and our ability to grow core earnings of the Bank over the long term," Weaver said.

PERFORMANCE HIGHLIGHTS

  Third quarter net income increased by $85,000 or 34%: Net income increased to $332,000 for the three months ended September 30, 2011, compared to $247,000 for the three months ended September 30, 2010.

  Net interest income for the quarter increased by $291,000 or 14%: Net interest income for the three months ended September 30, 2011 increased to $2.4 million, compared to $2.1 million for the three months ended September 30, 2010.

  Third quarter noninterest income increased by $146,000: Noninterest income for the three months ended September 30, 2011 increased to $927,000, compared to $781,000 for the three months ended September 30, 2010.

  Loans grew $23.2 million in the past year: Net loans increased 13% to $199.4 million at the end of the third quarter from $176.2 million at the end of the third quarter of 2010. For year-to-date 2011, loans increased by $8.3 million, or 4.4%, up from $191.1 million at December 31, 2010.

  Stockholders' equity remained strong: The Company reported $32.9 million in stockholders' equity at September 30, 2011, an increase of $790,000, compared to $32.1 million at December 31, 2010 due primarily to net income of $767,000 for the nine months ended September 30, 2011.
SP BANCORP, INC.
FINANCIAL RESULTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
	(In thousands, except per share amounts)

SELECTED OPERATING DATA:

Interest income	$ 2,831	$ 2,607	$8,343	$ 7,682
Interest expense	456	523	1,385	1,635
Net interest income	2,375	2,084	6,958	6,047
Provision for loan losses	309	134	720	1,305
Net interest income after provision for loan losses	2,066	1,950	6,238	4,742
Noninterest income	927	781	2,505	1,951
Noninterest expense	2,581	2,333	7,748	6,376
Income before income tax expense	412	398	995	317
Income tax expense	80	151	228	112
Net income	$ 332	$ 247	$ 767	$ 205
Basic and diluted earnings per share	$ 0.20	N/A	$ 0.47	N/A

SP BANCORP, INC.
FINANCIAL RESULTS - CONTINUED

	September 30,	December 31,
	2011	2010
	(Unaudited)
	(In thousands)

SELECTED FINANCIAL CONDITION DATA:

Total assets	$ 258,812	$ 238,817
Total cash and cash equivalents	6,616	11,814
Securities available for sale, at fair value	27,805	22,076
Loans held for sale	5,684	3,589
Loans, net	199,422	191,065
Other real estate owned	2,182	--
Premises and equipment, net	4,430	4,637
FHLB of Dallas stock and other restricted stock, at cost	1,006	1,003
Bank-owned life insurance	6,135	--
Other assets (1)	5,532	4,633
Deposits	209,539	188,244
Borrowings	13,981	15,987
Stockholders' equity	32,894	32,104

(1) Includes fixed annuity investment, accrued interest receivable, deferred tax assets and other assets.

Asset Quality Ratios:

Nonperforming loans to total loans, including loans held for sale	3.40%	2.78%
Nonperforming assets to total assets	3.55%	2.28%
Allowance for loan losses to non-performing loans at end of period	24.73%	39.23%
Allowance for loan losses to total loans, including loans held for sale at end of period	0.84%	1.09%

SP BANCORP, INC.

RESULTS OF OPERATIONS - THREE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

The increase in net income for the quarter ended September 30, 2011 reflected an increase of $291,000 in net interest income and $146,000 in noninterest income and a decrease in tax expense of $71,000, partially offset by an increase in noninterest expense of $248,000 and provision for loan losses of $175,000.

Net interest income increased by $291,000, or 14.0%, to $2.4 million for the quarter ended September 30, 2011 from $2.1 million for the quarter ended September 30, 2010, as our net interest-earning assets increased to $25.8 million from $16.3 million. In addition, our net interest rate spread increased to 3.79% from 3.76%, while we experienced a 5 basis point increase in our net interest margin to 3.88% from 3.83%.

We recorded a provision for loan losses of $309,000 for the quarter ended September 30, 2011, compared to a provision for loan losses of $134,000 for the quarter ended September 30, 2010.

The $175,000 increase in the provision for loan losses was primarily attributable to an increase in the general allowance as a result of overall loan growth coupled with an increase in the historical loss ratios.

Noninterest income increased by $146,000, or 18.7%, to $927,000 for the quarter ended September 30, 2011 from $781,000 for the quarter ended September 30, 2010. The increase was due primarily to an increase in gains from the sale of mortgage loans and securities.

Noninterest expense increased by $248,000, or 10.6%, to $2.6 million for the quarter ended September 30, 2011 from $2.3 million for the quarter ended September 30, 2010. This increase was primarily attributable to an increase in compensation and additional personnel associated with the start up of mortgage warehouse lending, higher professional and outside services and costs from operations from other real estate owned, partially offset by lower FDIC insurance assessments.

RESULTS OF OPERATIONS – NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

The increase in net income for the nine months ended September 30, 2011 reflected an increase of $911,000 in net interest income, a $585,000 decrease in the provision for loan losses and a $554,000 increase in noninterest income, partially offset by a $1.4 million increase in noninterest expense and a $116,000 increase in income tax expense.

Net interest income increased by $911,000, or 15.1%, to $7.0 million for the nine months ended September 30, 2011 from $6.0 million for the nine months ended September 30, 2010, as our net interest-earning assets increased to $26.2 million from $15.2 million. In addition, our net interest rate spread increased to 3.74% from 3.62%, and our net interest margin increased 14 basis points to 3.84% from 3.70%.

We recorded a provision for loan losses of $720,000 for the nine months ended September 30, 2011, compared to a provision for loan losses of $1.3 million for the nine months ended September 30, 2010.

The $585,000 decrease in the provision for loan losses was primarily attributable to a specific allowance of $604,000 on a commercial real estate loan during the nine months ended September 30, 2010. This loan was subsequently charged-off during the first quarter of 2011.

Noninterest income increased by $554,000, or 28.4%, to $2.5 million for the nine months ended September 30, 2011 from $2.0 million for the nine months ended September 30, 2010. The increase was due primarily to an increase in gains from the sale of mortgage loans and securities.

Noninterest expense increased by $1.3 million to $7.7 million for the nine months ended September 30, 2011, up 21.5% from $6.4 million for the nine months ended September 30, 2010. This increase was primarily attributable to an increase in compensation, including mortgage commissions and additional personnel associated with the start up of mortgage warehouse lending, higher professional and outside services, costs of operations from other real estate owned and other noninterest expenses related to becoming a public company.

COMPARISON OF FINANCIAL CONDITION DATA – SEPTEMBER 30, 2011 AND DECEMBER 31, 2010

Total assets increased by $20.0 million, or 8.4%, to $258.8 million at September 30, 2011 from $238.8 million at December 31, 2010. The increase was primarily the result of an increase in securities, investment in bank-owned life insurance and loans, which were funded by customer deposits and cash and cash equivalents.  In addition, certain loans were transferred to other real estate owned.

Net loans increased by $8.3 million, or 4.4%, to $199.4 million at September 30, 2011 from $191.1 million at December 31, 2010, as a result of increased mortgage warehouse and commercial loan balances.  Our commercial real estate loan portfolio increased $5.1 million to $34.4 million at September 30, 2011.

Deposits increased by $21.3 million, or 11.3%, to $209.5 million at September 30, 2011 from $188.2 million at December 31, 2010. The increase resulted primarily from deposit inflows from existing customers.

Stockholders' equity was $32.9 million and $32.1 million at September 30, 2011 and December 31, 2010, respectively. The increase was due primarily to net income for the nine months ended September 30, 2011 of $767,000.

On October 29, 2010, Share Plus Federal Bank completed its conversion from a federal mutual savings bank to a capital stock savings bank. A new holding company, SP Bancorp, Inc., was established as part of the conversion. The public offering was consummated through the sale and issuance by SP Bancorp, Inc. of 1,725,000 shares of common stock at $10 per share. Net proceeds of $14.5 million were raised in the stock offering, after deduction of conversion costs of $2.0 million and excluding $0.8 million which was loaned by the Company to a trust for the Employee Stock Ownership Plan (the "ESOP"). The Bank's ESOP is authorized to purchase up to 138,000 shares of common stock. The ESOP purchased 67,750 of those shares in the offering and 34,864 in the open market through September 30, 2011. The remaining 35,386 shares are expected to be purchased in the near term.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

CONTACT: INVESTOR CONTACT
         Jeffrey Weaver, President and CEO
         972.931.5311